ADDENDUM TO MANAGEMENT AGREEMENT

THIS ADDENDUM TO MANAGEMENT AGREEMENT (“Addendum”) dated February 29, 2008 is by and between UNIVERSAL CAPITAL MANAGEMENT, INC. and VYSTAR CORPORATION This Addendum amends and modifies that certain Management Agreement dated January 31, 2008 between the parties hereto.

1.	Paragraphs 3. and 4. of the Management Agreement entitled “Term and Termination” and “Compensation” respectively, are deleted in their entirety and replaced with the following:

3.	Term and Termination

(a)        This Agreement shall be effective as of the Effective Date and, subject to the provisions of section (b) of this Section 3, shall terminate after one (1) year (the “Term”). The Term shall be automatically extended from year to year in the absence of ninety (90) days’ notice from one party to the other.

(b)        Notwithstanding the provisions of subsection (a) of this Section 3, (i) Manager can terminate this Agreement at any time upon thirty (30) days’ notice to VYSTAR upon VYSTAR’s failure to pay the amounts required hereunder, and (ii) VYSTAR can terminate this Agreement after thirty (30) days’ notice to Manager of Manager’s material failure to fulfill its obligations hereunder and Manager’s failure to correct such failure during such time period.

(c)        Not withstanding any other provision of subsections (a) or (b) of this Section 3, Manager will earn Sixty-Five percent (65%) of the Compensation, Section 4, for the Agreement as of January 31, 2008.

4.	Compensation

(c)        Within thirty (30) days of the signing of this agreement Vystar shall pay Manager for the Services by delivering to Manager a Warrant, pursuant to a Warrant agreement attached hereto as Exhibit C, to purchase up to One Million (1,000,000) shares of the common stock of the Company at an exercise price of $0.01. If the Term of this Agreement extends beyond the its Term, VYSTAR shall pay for continuing Services hereunder by delivering five hundred thousand (500,000) additional Warrants to Manager on the anniversary of the Effective Date and each anniversary date thereafter during the term of this Agreement. , and

(b)        A Warrant, pursuant to a Warrant agreement attached hereto as Exhibit B, to purchase up to Five Hundred Thousand (500,000) shares of the common stock, par value $.0001 of VYSTAR at an exercise price of $2.00. The Warrant will be exercisable in whole or in part at or before 5:00 p.m. E.S.T. on January 31, 2013.

In addition, VYSTAR shall reimburse Manager for third party and out-of-pocket expenses actually and reasonably incurred by Manager as an adjunct to and as a supplement to Manager’s responsibility for performing the Services for which Manager is being paid compensation described herein, and which are approved in advance by Vystar; provided that expenses of Affiliates of Manager shall not be deemed third party expenses for purposes of this Section 4.

2.	All other provisions of the Management Agreement remain in full force and effect.

The Parties hereto have executed this Management Agreement as of the date first above written.

Vystar Corporation	UNIVERSAL CAPITAL MANAGEMENT, INC.

BY: __________________________	BY: _______________________
NAME: William R Doyle	NAME: Joseph T Drennan
TITLE: President & Chief Operating Officer	TITLE: Vice President